EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Arch Western Resources, LLC, of our report dated February 23, 2005, with respect to the consolidated financial statements of Arch Western Resources, LLC, included in this Annual Report.

We also consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-122141) of Arch Western Resources, LLC and in the related Prospectus, of our report dated February 23, 2005, with respect to the consolidated financial statements of Arch Western Resources, LLC included in this 2004 Annual Report.

Our audits also included the financial statement schedule of Arch Western Resources, LLC listed in Item 15(a). This schedule is the responsibility of Arch Western Resources, LLC’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/S/ ERNST & YOUNG LLP

St. Louis, Missouri
March 17, 2005